Sentinel Capital Solutions, Inc.

Investment Advisor Code of Ethics

Effective: July 8, 2016

CONFIDENTIAL – NOT TO BE DISTRIBUTED OUTSIDE THE FIRM

This Code of Ethics is the property of Sentinel Capital Solutions, Inc. and its contents are confidential. No external distribution is permitted without approval of the Chief Compliance Officer.

Code of Ethics

Applicable Rules:  Rule 204A-1 of the Advisers Act
Section 1: Background
Except as otherwise noted in this Code of Ethics, Supervised Persons of Sentinel Capital Solutions, Inc.  ("Sentinel") must comply with Sentinel's Code of Ethics, which provides a standard of business conduct and also imposes reporting requirements and restrictions on the purchase or sale of securities for Supervised Persons determined to be Access Persons with regard to their own accounts and the accounts of certain affiliated persons. All Supervised Persons of Sentinel are required to certify their compliance with this Code of Ethics within ten (10) days of employment with Sentinel.  The Code of Ethics is a dynamic document that is subject to periodic review by the Chief Compliance Officer ("CCO") to examine the impact to the Code of Ethics of changes in Sentinel's business activities, Supervised Persons, and emerging risks.

The Code of Ethics has also been adopted in compliance with the requirements of Rule 204A-1 under the Investment Adviser's Act of 1940, as amended ("Advisers Act") to ensure compliance with federal securities laws.

Section 2: Fiduciary Standards
This Code of Ethics is based on the overriding principle that Sentinel is a fiduciary to Clients and must act in the best interests of the Clients at all times. The confidence and trust placed in Sentinel by our Clients is something we value and endeavor to protect. Accordingly, Sentinel has adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

All Sentinel Supervised Persons must conduct themselves at all times in accordance with Federal Securities Laws and the following mandates:

a)
Clients' interests take priority.  In the course of performing their duties and responsibilities Sentinel Supervised Persons must at all times place the interests of Clients ahead of their own personal interests.

b)
Conflicts of interest or the appearance of conflicts of interest must be avoided. Sentinel Supervised Persons must not take advantage of the trust that Clients have placed in them.  All Supervised Persons must avoid any situation that might present a conflict or the perception of a conflict.  All Supervised Persons must avoid situations that might be perceived as an impropriety or a compromise to the Sentinel Supervised Person's fulfillment of his/her duties and responsibilities.

Sentinel Supervised Persons also must not:

a)	Employ any device, scheme or artifice to defraud a Client;

b)
Make to a Client any untrue statements of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

d)	Engage in any manipulative practice with respect to a Client;

e)	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

f)	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

These general standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the Code.

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com

Who Is an "Access Person"?

As a matter of policy, Sentinel designates ALL employees of the company as access persons with respect to its compliance with the Advisers Act.

Section 3: Duty of Confidentiality
Sentinel Supervised Persons must keep confidential at all times any nonpublic information they may obtain as a result of their duties and responsibilities at Sentinel.  This includes, but is not limited to, information concerning Clients or prospective Clients, including their identities, their investments and their account activity. No confidential or nonpublic information is to be released without consulting the Chief Compliance Officer ("CCO") in advance. Supervised Persons should be diligent in not only ensuring that information is not released, but also protecting it from unlawful or inappropriate third party access.

Section 4: Reporting and Investigating Concerns of Suspected Wrongdoing
Sentinel requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing and violations of this Code. Wrongdoing includes but is not limited to: violation of the Federal Securities Laws, misuse of corporate assets, misuse of nonpublic information, or failure to follow any provision set forth in the Code of Ethics. Reports should be made directly to the CCO or delegate.

Section 5: Gifts and Entertainment
Sentinel will take reasonable steps to ensure that neither it nor its Supervised Persons offer or give, or solicit or accept, in the course of business, any inducements which may lead to conflicts of interest.  Due to the various relationships the firm may have with its Clients and other entities, Supervised Persons generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures.  The term "inducements" means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.  Gifts of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned in order not to compromise the reputation of the Supervised Person or Sentinel.  Gifts of nominal value (generally, $100 or less) or those that are customary in the industry such as meals or entertainment may be appropriate.  All Supervised Persons must abide by the following gifts or entertainment guideline:
•	Any gifts with estimated value of more than $100 that are given or received by a Client and the Advisor, current or prospective, is prohibited unless an exception in writing is granted by the CCO.
•	An occasional meal, a ticket to a sporting event or the theater or comparable entertainment, which is neither frequent nor so extensive as to raise any question of propriety, is permitted.
•	Non-cash compensation in a form of a gift from a service provider doing business, or planning to, with the Advisor is prohibited unless an exception in writing is granted by the CCO.
•
Payment or reimbursement by "offerors" (product issuers, advisers, underwriters and their affiliates) in connection with training or educations meetings, subject to certain conditions, such as meeting locations, may be permitted upon approval by the CCO.

•	Any gift and/or entertainment from brokers and/or dealers doing or seeking to do business Sentinel affiliated funds are strictly prohibited.
•	All Supervised Persons shall maintain a log of all gifts and entertainment received or given of $100 or less in the course of business, subject to review on an annual basis by the CCO or delegate.

Section 6: Outside Employment
Any employment or other outside activity by a Supervised Person may result in possible conflicts of interests for the individual or for the firm and therefore should be reviewed and approved by the CCO. Other outside activities, which must be reviewed and approved, include the following:

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com

(1) Being employed or compensated by any other entity;
(2) Engaging in any other business including part-time, evening or weekend employment;
(3) Serving as an officer, director, partner, etc., in any other entity;
(4) Ownership interest in any non-publicly traded company or other private investments; or,
(5) Any public speaking or writing activities.
Written approval for any of the above activities is to be obtained by a Supervised Person before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual's responsibilities at the firm and any conflicts of interests in such activities may be addressed.  An individual seeking approval shall provide the following information to the CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity.
Records of requests for approval, along with the reasons such requests were granted or denied, are maintained by the CCO or the CCO's delegate.

Section 7: Insider Trading
Sentinel forbids any officer, director, trustee, or other Access Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information ("MNPI") to others in violation of law.  This conduct is frequently referred to as "insider trading." Sentinel's policy applies to every officer, director, trustee and other Access Person and extends to activities within and outside their duties at Sentinel.  Every officer, director, trustee, and Access Person must read and retain this statement. Any questions regarding this policy should be referred to the CCO.
Definitions:
Insider Trading - is the use of material nonpublic information to trade in securities or to communications of material nonpublic information to others.
Material Information - is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.
Nonpublic Information - is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public.
Penalties:
Penalties for trading on or communicating MNPI can be severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
•	Civil injunctions;
•	Treble damages;
•	Disgorgement of profits;
•	Jail sentences and fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, any violation of this policy statement can be expected to result in serious sanctions, including dismissal of the persons involved.

Restricted Stock List:
In such cases as a Supervised Person may receive Material Non-Public Information, he or she should immediately report it to the CCO to be placed on a firm-wide restricted stock list. Notice will be provided to all Supervised Persons of the restriction, and no new trading decisions may be made by Supervised Persons of the Advisor in personal or client accounts for the restricted security until it is announced by the CCO that the restriction has been lifted. In addition, no recommendations or advice of any kind may be provided to clients for securities on the restricted list. Trading decisions previously established and submitted will be permitted to be executed, as those trading decisions were not based upon MNPI. Exceptions may only be made in accordance with Section 13 herein.

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com

Section 8: Personal Securities Transactions
Sentinel seeks to ensure that personal trading activities of its Access Persons do not conflict with the interests of Sentinel Clients.  Consequently, Sentinel has adopted policies and procedures designed to ensure that such trading complies with Sentinel's legal and fiduciary obligations, transactions are properly recorded in Sentinel's books and records and are subject to the review and oversight by the CCO.
This Personal Securities Transactions Policy applies to all Access Persons and covers any personal accounts held by those individuals, their immediate family, and any other adult members of their household and any trust of which they are trustee or beneficiary.  Such accounts are required to be operated consistently with Sentinel's fiduciary duty.
To guard against any potential conflicts of interest with our Clients, Sentinel's Access Persons are required to disclose any securities accounts to Sentinel by providing all account statements necessary to allow Sentinel to keep the records required by the Advisers Act and rules thereunder. The CCO will maintain all account statements in keeping with Sentinel's fiduciary and recordkeeping responsibilities.
Sentinel must maintain a record of all transactions in Reportable Securities in which an Access Person has a "direct or indirect beneficial interest".

What Is a "Direct or Indirect Beneficial Interest"?

A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Reportable Securities.

What Are "Reportable Securities"?

Reportable Securities are all securities as defined in Section 202(a)(18) of the Act, including listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

•	Direct obligations of the United States Government;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;
•	Shares issued by money market funds;
•	Open end mutual funds and exchange traded funds ("ETFs") other than "Reportable Funds" closed end funds (e.g., unit investment trusts ("UIT's") – including closed end ETFs organized as UITs);
•	Transactions in units of UITs that are invested solely in the shares of unaffiliated open end mutual funds (e.g., variable product sub-accounts).

Section 9: Required Reports/Certifications
Account Statements: Account statements must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the account statement.

•	Initially, account statements are required to be submitted no later than 10 days after an individual becomes an Access Person.
•	Account statements must also be submitted no later than 30 days after the end of each calendar quarter.

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com

•	Account statements must be current as of a date no more than 45 days prior to the date the individual became an Access Person.

Exceptions from Reporting Requirements:  Account statements are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control or (2) with respect to transactions effected pursuant to an automatic investment plan.
Review of Account Statements:

Upon receipt of each account statement, the CCO will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, Access Person account statements will be reviewed for unauthorized trading relating (but not limited) to the following issues:

•	Securities currently on the firm's Restricted List;
•	Securities currently on the firm's Watch List;
•	Initial public offerings;
•	Private placements;
•	Any securities that may be potentially affected by inside information that the firm or access person may possess;
•	Market timing (if prohibited);
•	Front running;
•	Participating in bunched trades to the disadvantage of Clients;
•	Trading activity in contravention to advice given to Clients.

Reports requiring no further inquiry are initialed and filed. Those requiring further inquiry will be the subject of "follow up" with the individual(s) involved and appropriate further action will be taken, if necessary, as described below.

Personal account statements will be reviewed by the CCO within a time period specified by the CCO.  If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the Code.  Documentation of any actions taken, including any resolution or remediation, will be created and maintained as required by the Rule under the direction of the CCO.  All account statements will be initialed by the CCO after their review is complete.

Pre-Approvals:

Sentinel requires that each Access Person obtain pre-approval in writing from the CCO before he or she acquires direct or indirect beneficial ownership of any security in an initial public offering or in a limited offering.

Annual Code of Ethics Certification:  All Sentinel Supervised Persons must certify annually to the CCO that they have read and understand the Code of Ethics, that they have complied with ALL requirements of the Code of Ethics and that they have recorded all transactions required to be reported under the Code of Ethics.  The CCO will deliver a copy of the Code of Ethics to all Sentinel Supervised Persons annually as well as any amendments to the Code of Ethics.

Section 10: Sanctions
In the event of a violation of the Code of Ethics, the Sentinel CCO will impose such sanctions as deemed necessary and appropriate including, but not limited to, the following:

•	Formal warning
•	Letter of censure from the CCO, stored in the books and records archive
•	Suspension of employment without pay and/or mandatory compliance training
•	Disgorgement or fines - all actions and communications stored in books and records archive
•	Heightened Supervision or probation – Scope and time period subject to CCO discretion

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com

•	Referral to the appropriate regulatory agency and/or permanent termination of employment

Sanctions applied to Supervised Persons will be congruent with the nature and scope of the violation. For example, misappropriation of Client funds would potentially be severe enough to escalate immediately, resulting in permanent termination and referral to the appropriate regulatory agency. Another example, if an Access Person violates firm policy, they would initially receive a formal warning, however, if the Access Person continuously violates firm policy, a letter of censure may be issued which may result in the Access Person being subject to Heightened Supervision or Suspension of employment. Additional sanctions may apply as deemed appropriate and necessary by the CCO to ensure the Supervised Persons compliance with this policy.

Section 11: Review of Compliance Reports on the Code of Ethics
The Sentinel CCO will include in the annual compliance report all issues including, but is not limited to, the following:

•
A description of issues that have arisen under the Code of Ethics since the last reporting period including such items as any violations of the Code, sanctions imposed in response to the violations, changes in the Code and any recommended changes; and

•	A certification that Sentinel has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Section 12: Record Retention
Sentinel will maintain all records required by Rule 204-2 of the Investment Advisers Act of 1940 including copies of the Code of Ethics, records of violations and sanctions, if applicable, holdings and transactions reports, copies of Sentinel Supervised Persons certifications, list of all Access Persons within the last 5 years, and copies of the annual reports.

Section 13: Exceptions to the Code of Ethics
The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such exceptions.

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com

Appendix 1 – Code of Ethics Certification
Code of Ethics Certification

☐ Initial Acknowledgement     ☐ Annual / Update Acknowledgement

Please sign and return this Certification to the Chief Compliance Officer

I hereby certify that I have read and understood the Code of Ethics, that I recognize that I am subject to the Code, that I have complied with all requirements of the Code of Ethics, including promptly reporting any suspected wrongdoing and reporting all transactions and accounts required to be reported under the Code of Ethics.

I agree to cooperate fully with any investigation by or on behalf of the Chief Compliance Officer ("CCO") to determine my compliance with the provisions of the Code.  I recognize that any failure to comply in all aspects with the Code may result in disciplinary action, including dismissal.

I further understand that I must submit this certification to the CCO each calendar year.

_____________________________
Signature

_____________________________
Print Name

_____________________________
Date

Sentinel Capital Solutions, Inc.
38 South Potomac St., Suite 203  *  Hagerstown, MD  21740
Phone: (301) 665-9038
www.sentinelcapitalsolutions.com